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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACT:                     MEDIA RELATIONS CONTACT:
Neil Yekell                                     Arch Currid
(713) 918-4233                                  (713) 918-3236
neil_yekell@bmc.com                             arch_currid@bmc.com


         LOUIS J. LAVIGNE, JR. JOINS BMC SOFTWARE(R) BOARD OF DIRECTORS

     HOUSTON -- (OCT. 28, 2004) -- BMC Software, Inc. [NYSE: BMC] today announced that Louis J. Lavigne, Jr., Executive Vice President and Chief Financial Officer of Genentech [NYSE: DNA] has joined its board of directors.

     Mr. Lavigne joined Genentech in July 1982, was named controller in 1983 and, in this position, built Genentech's operating and financial functions. In 1986, he was promoted to vice president and assumed the position of chief financial officer in September 1988. He was named senior vice president in July 1994 and was promoted to executive vice president in March 1997. In this role, Mr. Lavigne is responsible for Genentech's Financial, Corporate Relations, and Information Technology groups. Genentech is a leading, publicly traded biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant, unmet medical needs.

     "Lou has an outstanding record of financial leadership and business acumen," said Garland Cupp, chairman of the board, BMC Software. "We are proud to welcome Lou to the BMC Software board of directors."

     "BMC Software is a strong company, both financially and competitively," said Mr. Lavigne. "I'm looking forward to working with my fellow BMC board members as the company continues to build on its strengths as a leading enterprise management solutions provider."

     Mr. Lavigne also serves on the board of directors for Kyphon Inc. and LifeMasters(R) Supported SelfCare, Inc.

     ABOUT BMC SOFTWARE

     BMC Software, Inc. [NYSE:BMC], is a leading provider of enterprise management solutions that empower companies to manage their IT infrastructure from a business perspective. Delivering Business Service Management, BMC Software solutions span enterprise systems, applications, databases and service management. Founded in 1980, BMC Software has offices worldwide and fiscal 2004 revenues of more than $1.4 billion. For more information about BMC Software, visit www.bmc.com. For additional information on BSM, visit www.bmc.com/bsm.


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